Smart Sand, Inc. Announces Second Quarter 2026 Results
•2Q 2026 revenue of $115.1 million
•2Q 2026 net income of $10.2 million
•2Q 2026 cash flow provided by operations of $3.4 million
•2Q 2026 contribution margin $27.1 million
•2Q 2026 Adjusted EBITDA of $18.7 million
•2Q 2026 free cash flow of $(1.4) million

YARDLEY, Pennsylvania, August 11, 2026 – Smart Sand, Inc. (NASDAQ: SND) (the “Company” or “Smart Sand”), a leading supplier of premium Northern White frac sand and industrial sand and a proppant logistics solutions provider, today announced results for the second quarter of 2026.
“The second quarter was one of the best quarters in Smart Sand’s history,” said Charles Young, Smart Sand’s Chief Executive Officer. “We achieved record quarterly sales volumes and revenues and, excluding one-time items, generated record contribution margin and Adjusted EBITDA. While delivering record performance, we maintained a strong cash position and low leverage levels. Including the dividend that will be paid on August 12th, we will have returned approximately $12.1 million of capital to shareholders year to date in 2026 through share repurchases and dividends.”
“Our outstanding operational and financial performance in the first half of 2026 demonstrates the dedication of our employees and the value of the Northern White sand franchise we have built,” Young continued. “We have seen strong demand across the key operating basins we serve, and we expect this demand to continue into the second half of 2026. Expected long-term growth in North American natural gas demand, driven by expanding LNG export capacity and increased gas-fired power generation to support electricity demand from AI data centers, continues to support consistent well completion activity, particularly in the Appalachian Basin in the Northeast United States and Canadian shale basins.”
“Our Industrial Product Solution sales volumes grew sequentially, and we expect to see continued growth in this business segment. Our redesigned SmartSystems fleet also continued to perform well in the quarter,” Young said.
“We expect activity levels to remain strong through the third quarter and potentially into the fourth quarter. Based on our strong first half results and current demand levels, we expect 2026 sales volumes to increase by 10% to 20% compared with 2025 sales volumes. We expect to generate positive free cash flow in 2026.”

Second Quarter 2026 Highlights
In the second quarter of 2026, tons sold totaled approximately 1,864,000, compared to 1,492,000 tons in the first quarter of 2026 and 1,424,000 tons in the second quarter of 2025, reflecting a 25% sequential increase and a 31% year-over-year increase.
Revenues in the second quarter of 2026 were $115.1 million, compared to $93.1 million in the first quarter of 2026 and $85.8 million in the second quarter of 2025. The increase in revenue sequentially and year over year was primarily driven by higher sales volumes and higher average selling prices.
Cost of goods sold increased to $95.2 million for the second quarter of 2026, up from $87.0 million for the first quarter of 2026 and $76.8 million for the second quarter of 2025. The increase sequentially was primarily due to an increase in freight and transload costs due to higher sales volumes. While higher sales volumes led to overall increased freight costs, we experienced an increase in volumes sold through Smart Sand controlled terminals that allowed us to have more cost efficient logistics costs per ton sold than selling through third party terminals. The increase over the prior year period was primarily due to higher sales volumes and the related increase in mining, production and freight costs.
Gross profit for the second quarter of 2026 was $19.8 million compared to $6.1 million in the first quarter of 2026 and $9.0 million in the second quarter of 2025. Gross profit increased sequentially and year over year primarily due to increased sales volumes and slightly higher pricing, which was partially offset by an increase in cost of goods sold.
Operating expenses for the second quarter of 2026 were $9.8 million, down from $11.0 million for the first quarter of 2026 and up from $9.0 million for the second quarter of 2025. Operating expenses were lower in the second quarter of 2026 compared to the first quarter of 2026 primarily due to decreased wages and benefits. Operating expenses increased from the second quarter of 2025 primarily due to increased royalties associated with higher sales volumes.
Total other income for the second quarter of 2026 was $0.2 million, up from total other expenses in the first quarter of 2026 of $0.2 million and second quarter of 2025 of $0.3 million.
Total interest expense for the second quarter of 2026 was $0.3 million, consistent with interest expense in the first quarter of 2026 and second quarter of 2025.
In the second quarter of 2026, the Company recorded a net income of $10.2 million, or $0.26 per basic and diluted share. The Company had a net loss of $(3.9) million, or $(0.10) per basic and diluted share, for the first quarter of 2026 and a net income of $21.4 million, or $0.55 per basic and diluted share, for the second quarter of 2025. Net income increased in the current period compared to the first quarter of 2026 primarily due to higher sales volumes and modest pricing improvements, which was offset by the increase in cost of goods sold associated with those volumes, while keeping operating expenses relatively consistent. Our income tax expense (benefit) further contributed to the difference in net income between the current and prior periods.
Contribution margin in the second quarter of 2026 was $27.1 million, or $14.54 per ton sold, compared to $13.2 million, or $8.84 per ton sold, in the first quarter of 2026 and $15.8 million, or $11.08 per ton sold, in the second quarter of 2025. Contribution margin was higher sequentially and year over year due primarily to increased revenue from higher sales volumes. Incrementally higher volumes led to increased contribution margin and contribution margin per ton as fixed operating costs were spread over larger sales volumes.
Adjusted EBITDA was $18.7 million in the second quarter of 2026, up from $3.8 million in the first quarter of 2026 and $7.8 million in the second quarter of 2025. The increase in Adjusted EBITDA from the first quarter of 2026 and the second quarter of 2025 was primarily due to higher sales volumes, partially offset by increased production and logistics costs associated with higher sand sales.
Free cash flow in the second quarter of 2026 was $(1.4) million, compared to $0.8 million in the first quarter of 2026 and $(7.8) million in the second quarter of 2025. The decrease sequentially was primarily due to an increase in purchases of property, plant and equipment. The increase year over year was primarily due to an increase in net cash provided by operating activities from an increase in conversion of our working capital.
The $(1.4) million free cash flow in the second quarter of 2026 resulted from net cash provided by operating activities of $3.4 million and capital expenditures of $4.8 million. Through June 30, 2026, the Company has spent approximately $7.0 million in capital expenditures. The Company currently projects full year 2026 capital expenditures to range between $15.0 million and $20.0 million, excluding acquisitions and potential investments in new terminals, and anticipates being free cash flow positive for 2026.
Liquidity

In the second quarter of 2026, the Company repurchased 470,088 shares of its common stock for $2.5 million under its share repurchase program. On February 23, 2026, the Company’s board of directors approved a share repurchase program authorizing the Company to repurchase up to $20.0 million of its outstanding shares of common stock (the “New Repurchase Program”). The New Repurchase Program took effect on April 3, 2026 after completion of the Company’s prior share repurchase program and will continue through April 2, 2028. The timing, manner, price, and amount of any repurchases under the New Repurchase Program will be determined at the Company’s discretion. Purchases may be effected through open market transactions, privately negotiated transactions, transactions structured through investment banking institutions, or other means. The New Repurchase Program does not obligate the Company to acquire any particular amount of shares and the New Repurchase Program may be modified or suspended at any time at the Company’s discretion.
On July 16, 2026, the Company’s board of directors declared a special dividend of $0.10 per share of common stock, which will be paid on August 12, 2026 to shareholders of record at the close of business on July 28, 2026. The dividend payment will return approximately $4.2 million to shareholders.
On April 9, 2026, the Company’s board of directors declared a special dividend of $0.10 per share of common stock, which was paid on May 5, 2026 to shareholders of record at the close of business on April 22, 2026. The dividend payment distributed approximately $3.9 million to shareholders.
Including the dividend to be paid on August 12th, year to date in 2026, the Company has returned approximately $12.1 million to shareholders through dividends and share repurchases.
The Company’s primary sources of liquidity consist of cash on hand, cash flow from operations, and available borrowings under the Company’s FCB ABL Credit Facility. As of June 30, 2026, cash on hand was $10.2 million and the Company had $30.0 million in undrawn availability under the FCB ABL Credit Facility.
Leadership Transition
In August 2026, the Company’s board of directors approved the transition of the role of Chief Financial Officer from Lee Beckelman to James Young, effective January 1, 2027. Lee Beckelman will remain with the Company as an advisor to the CFO to assist with the transition and other projects that may arise. “I want to thank Lee for his years of service to Smart Sand as CFO,” stated Charles Young. “Lee will continue to support the Company in an advisory capacity going forward. I am excited to have James Young transition into the CFO role from his current position as General Counsel. James’ years of experience with Smart Sand will allow him to smoothly transition into his new role and provide the financial and strategic leadership that the Company needs going forward.”
Effective January 1, 2027, Stephen Brill will be promoted to General Counsel from his current position of Associate General Counsel for Smart Sand.
Additional Information
Investors are invited to view the Company’s financial statements and investor presentations at www.smartsand.com. The Company also welcomes calls or emails to the Company’s Chief Financial Officer, Lee Beckelman, with any specific questions.

Forward-looking Statements
All statements in this news release other than statements of historical facts are forward-looking statements that contain the Company’s current expectations about its future results, including the Company’s expectations regarding future sales. The Company has attempted to identify any forward-looking statements by using words such as “expect,” “will,” “estimate,” “believe” and other similar expressions. Although the Company believes that the expectations reflected and the assumptions or bases underlying its forward-looking statements are reasonable, the Company can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements.
Factors that could cause actual results to differ materially from the results contemplated by such forward-looking statements include, but are not limited to, fluctuations in product demand, delays in the completion of certain expansion and improvement projects at the Company’s existing facilities or failure to recognize the anticipated benefits of such projects, regulatory changes, adverse weather conditions, increased fuel prices, higher transportation costs, access to capital, increased competition, changes in economic or political conditions, and such other factors discussed or referenced in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on February 26, 2026, and in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, filed by the Company with the SEC on August 11, 2026.
The reader should not place undue reliance on the Company’s forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.
About Smart Sand
Smart Sand is a fully integrated frac and industrial sand supply and services company, offering complete mine to wellsite proppant and logistics solutions to its frac sand customers, and a broad offering of products for industrial sand customers. The Company produces low-cost, high quality Northern White sand, which is a premium sand used as a proppant to enhance hydrocarbon recovery rates in the hydraulic fracturing of oil and natural gas wells. The Company’s sand is also a high-quality product used in a variety of industrial applications, including glass, foundry, building products, filtration, geothermal, renewables, ceramics, turf & landscaping, retail, recreation and more. The Company also offers logistics solutions to its customers through its in-basin transloading terminals and its SmartSystems wellsite storage capabilities. Smart Sand owns and operates premium sand mines and related processing facilities in Wisconsin and Illinois, which have access to four Class I rail lines, allowing the Company to deliver products substantially anywhere in the United States and Canada. For more information, please visit www.smartsand.com.

SMART SAND, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025
	(unaudited)	(unaudited)	(unaudited)
	(in thousands, except per share amounts)
Revenues:
Sand revenue	$113,849	$92,488	$84,590
SmartSystems revenue	1,201	623	1,180
Total revenue	115,050	93,111	85,770
Cost of goods sold:
Sand cost of goods sold	93,861	85,842	75,673
SmartSystems cost of goods sold	1,364	1,161	1,140
Total cost of goods sold	95,225	87,003	76,813
Gross profit	19,825	6,108	8,957
Operating expenses:
Selling, general and administrative	9,382	10,709	9,110
Depreciation and amortization	552	569	604
(Gain) loss on disposal of fixed asset, net	(160)	(297)	(680)
Total operating expenses	9,774	10,981	9,034
Operating income	10,051	(4,873)	(77)
Other income (expenses):
Interest expense, net	(303)	(255)	(316)
Other income	472	96	66
Total other income (expenses), net	169	(159)	(250)
Income (loss) before income tax expense (benefit)	10,220	(5,032)	(327)
Income tax expense (benefit)	52	(1,172)	(21,723)
Net income (loss)	$10,168	$(3,860)	$21,396
Net income (loss) per common share:
Basic	$0.26	$(0.10)	$0.55
Diluted	$0.25	$(0.10)	$0.54
Weighted-average number of common shares:
Basic	39,260	39,173	39,207
Diluted	41,372	39,173	39,378

SMART SAND, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2026	December 31, 2025
	(unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$10,197	$22,551
Accounts receivable	45,048	30,519
Unbilled receivables	727	—
Inventory	31,636	31,081
Prepaid expenses and other current assets	4,979	3,991
Total current assets	92,587	88,142
Property, plant and equipment, net	220,721	223,254
Operating lease right-of-use assets	29,118	23,471
Intangible assets, net	3,896	4,292
Other assets	740	855
Total assets	$347,062	$340,014
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$16,434	$9,427
Accrued expenses and other liabilities	20,826	17,544
Deferred revenue	1,583	9,838
Current portion of long-term debt	6,066	4,366
Current portion of operating lease liabilities	9,948	8,765
Total current liabilities	54,857	49,940
Long-term debt	8,596	8,657
Long-term operating lease liabilities	18,754	14,392
Deferred tax liabilities, net	3,162	4,188
Asset retirement obligations	23,049	22,472
Other non-current liabilities	547	668
Total liabilities	108,965	100,317
Commitments and contingencies
Stockholders’ equity
Common stock	38	39
Treasury stock	(22,713)	(17,393)
Additional paid-in capital	190,742	189,031
Retained earnings	70,082	68,073
Accumulated other comprehensive loss	(52)	(53)
Total stockholders’ equity	238,097	239,697
Total liabilities and stockholders’ equity	$347,062	$340,014

SMART SAND, INC.CONSOLIDATED

STATEMENTS OF CASH FLOWS

	Three Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025
	(unaudited)	(unaudited)	(unaudited)
	(in thousands)
Operating activities:
Net income (loss)	$10,168	$(3,860)	$21,396
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and accretion of asset retirement obligations	7,712	7,528	7,305
Amortization of intangible assets	199	199	198
Loss (gain) on disposal of fixed assets	(160)	(297)	(680)
Amortization of deferred financing cost	65	64	75
Provision for bad debt	13	—	—
Deferred income taxes	(44)	(982)	(21,273)
Stock-based compensation	712	960	987
Employee stock purchase plan compensation	9	10	6
Changes in assets and liabilities:
Accounts receivable	(16,665)	2,123	(19,210)
Unbilled receivables	(606)	(121)	2,902
Inventory	(1,400)	629	(351)
Prepaid expenses and other assets	(345)	(721)	923
Deferred revenue	542	(8,797)	(459)
Accounts payable	4,982	1,534	2,777
Accrued and other expenses	(1,769)	4,774	267
Net cash provided by operating activities	3,413	3,043	(5,137)
Investing activities:
Purchases of property, plant and equipment	(4,768)	(2,201)	(2,676)
Proceeds from disposal of assets	1	—	739
Net cash used in investing activities	(4,767)	(2,201)	(1,937)
Financing activities:
Dividend payments to shareholders	(4,143)	—	(72)
Repayments of notes payable	(1,085)	(1,188)	(807)
Payments under finance leases	(63)	(61)	(54)
Payment of deferred financing and debt issuance costs	—	—	(10)
Proceeds from revolving credit facility	—	—	14,000
Repayment of revolving credit facility	—	—	(5,000)
Proceeds from equity issuance	—	20	—
Repurchase of treasury stock from restricted stock vesting	(112)	(1,238)	(36)
Repurchase of treasury stock from Repurchase Program	(2,500)	(1,472)	(1,762)
Net cash (used in) provided by financing activities	(7,903)	(3,939)	6,259
Net (decrease) increase in cash and cash equivalents	(9,257)	(3,097)	(815)
Cash and cash equivalents at beginning of period	19,454	22,551	5,108
Cash and cash equivalents at end of period	$10,197	$19,454	$4,293

Non-GAAP Financial Measures
Contribution Margin
The Company uses contribution margin, which is defined as total revenues less costs of goods sold excluding depreciation, depletion and accretion of asset retirement obligations, to measure its financial and operating performance. Contribution margin excludes other operating expenses and income, including costs not directly associated with the operations of the Company’s business such as accounting, human resources, information technology, legal, sales and other administrative activities.
Management believes that reporting contribution margin and contribution margin per ton sold provides useful performance metrics to management and external users of the Company’s financial statements, such as investors and commercial banks, because these metrics provide an operating and financial measure of the Company’s ability, as a combined business, to generate margin in excess of its operating cost base.
Gross profit is the GAAP measure most directly comparable to contribution margin. Contribution margin should not be considered an alternative to gross profit presented in accordance with GAAP. Because contribution margin may be defined differently by other companies in the industry, the Company’s definition of contribution margin may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. The following table presents a reconciliation of gross profit to contribution margin.

	Three Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025
	(in thousands, except per ton amounts)
Revenue	$115,050	$93,111	$85,770
Cost of goods sold	95,225	87,003	76,813
Gross profit	19,825	6,108	8,957
Depreciation, depletion, and accretion of asset retirement obligations included in cost of goods sold	7,282	7,081	6,827
Contribution margin	$27,107	$13,189	$15,784
Contribution margin per ton	$14.54	$8.84	$11.08
Total tons sold	1,864	1,492	1,424
EBITDA and Adjusted EBITDA
EBITDA is defined as net income, plus: (i) depreciation, depletion and amortization expense; (ii) income tax expense (benefit) and other results of operations based taxes; and (iii) interest expense. Adjusted EBITDA is defined as EBITDA, plus: (i) gain or loss on sale of fixed assets or discontinued operations; (ii) integration and transition costs associated with specified transactions; (iii) equity compensation; (iv) acquisition and development costs; (v) non-recurring cash charges related to restructuring, retention and other similar actions; (vi) earn-out, contingent consideration obligations; and (vii) non-cash items and unusual or non-recurring items. Adjusted EBITDA is used as a supplemental financial measure by management and by external users of the Company’s financial statements, such as investors and commercial banks, to assess:
•the financial performance of the Company’s assets without regard to the impact of financing methods, capital structure or historical cost basis of such assets;
•the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;
•the Company’s ability to incur and service debt and fund capital expenditures;
•the Company’s operating performance as compared to those of other companies in its industry without regard to the impact of financing methods or capital structure; and

•the Company’s debt covenant compliance, as Adjusted EBITDA is a key component of critical covenants to the FCB ABL Credit Facility.
Management believes that the presentation of EBITDA and Adjusted EBITDA will provide useful information to investors in assessing the Company’s financial condition and results of operations. Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA should not be considered alternatives to net income presented in accordance with GAAP. Because EBITDA and Adjusted EBITDA may be defined differently by other companies in the Company’s industry, the Company’s definitions of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. The following table presents a reconciliation of net income (loss) to EBITDA and Adjusted EBITDA for each of the periods indicated.

	Three Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025
	(in thousands)
Net income (loss)	$10,168	$(3,860)	$21,396
Depreciation, depletion and amortization	7,622	7,439	7,236
Income tax expense (benefit) and other taxes	52	(1,172)	(21,723)
Interest expense	378	394	344
EBITDA	$18,220	$2,801	$7,253
Net (gain) loss on disposal of fixed assets	(160)	(297)	(680)
Equity compensation	722	913	909
Acquisition and development costs	—	71	—
Accretion of asset retirement obligations	289	288	269
Equipment cost recovery	(419)	—	—
Adjusted EBITDA	$18,652	$3,776	$7,751

Free Cash Flow
Free cash flow, which is defined as net cash provided by operating activities less purchases of property, plant and equipment, is used as a supplemental financial measure by the Company’s management and by external users of the Company’s financial statements, such as investors and commercial banks, to measure the liquidity of its business.
Net cash provided by operating activities is the GAAP measure most directly comparable to free cash flow. Free cash flow should not be considered an alternative to net cash provided by operating activities presented in accordance with GAAP. Because free cash flows may be defined differently by other companies in the Company’s industry, the Company’s definition of free cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. The following table presents a reconciliation of net cash provided by operating activities to free cash flow.

	Three Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025
	(in thousands)
Net cash provided by (used in) operating activities	$3,413	$3,043	$(5,137)
Purchases of property, plant and equipment	(4,768)	(2,201)	(2,676)
Free cash flow	$(1,355)	$842	$(7,813)

Investor Contacts:

Lee Beckelman
Chief Financial Officer
(281) 231-2660
lbeckelman@smartsand.com